Exhibit 2.1

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FULCRUM SIERRA BIOFUELS, LLC

Dated as of April 1, 2008

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FULCRUM SIERRA BIOFUELS, LLC

i

ii

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FULCRUM SIERRA BIOFUELS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of FULCRUM SIERRA BIOFUELS, LLC, dated as of April 1, 2008, by and among Fulcrum Sierra Holdings, LLC, a Delaware limited liability company (“Fulcrum”), as the Manager, and the Members listed on the signature pages hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 2.1.

RECITALS

WHEREAS, the Certificate of Formation of the Company was filed with the Office of the Secretary of State of Delaware on February 7, 2008;

WHEREAS, Fulcrum, as the sole member of the Company, entered into a Limited Liability Company Agreement of the Company, dated as of February 7, 2008 (the “Original LLC Agreement”); and

WHEREAS, Fulcrum wishes to admit IMS Nevada LLC, a Delaware limited liability company (“IMS Nevada”), and a wholly-owned subsidiary of Integrated Environmental Technologies LLC, a New York limited liability company (“IET”), and IMS Nevada wishes to be admitted, as a member of the Company on the terms set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Members agree to amend and restate the Original LLC Agreement as follows:

ARTICLE 1. FORMATION OF THE COMPANY

Section 1.1 Formation of the Company. The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Office of the Secretary of State of Delaware on February 7, 2008. The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Company determines that it may conduct business.

Section 1.2 Name. The name of the Company is “Fulcrum Sierra BioFuels, LLC”, as such name may be modified from time to time by the Manager as it may deem advisable.

Section 1.3 Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the purpose and business of the Company shall be the conduct of any business or activity that may be conducted by a limited liability company organized pursuant to the Act.

Section 1.4 Location of Principal Place of Business. The location of the principal place of business of the Company shall be 4900 Hopyard Road, Suite 220, Pleasanton, CA 94588, or such other location as may be determined by the Manager. In addition, the Company may maintain such other offices as the Manager may deem advisable at any other place or places within or without the State of Delaware.

Section 1.5 Registered Agent. The registered agent for the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or such other registered agent as the Manager may designate from time to time.

Section 1.6 Term. The term of the Company commenced on the date of filing of the Certificate, and shall be perpetual unless the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement.

Section 1.7 Limitation on Business. In connection with the initial construction of the Project, the Company shall use a Core System (as defined in the Master Purchase and License Agreement) and shall not purchase, lease or use any competitor’s device or technology in place of the Core System, without first obtaining the express written consent of IET, unless (a) the Company and IET fail to enter into a purchase order under the Master Purchase and License Agreement due to IET’s failure to negotiate with the Company in good faith, or IET is in material default or breach of such MPA or PO (after reasonable notice and opportunity to cure any such material default or breach in accordance with the notice and cure provisions thereof), (b) the Company has discovered any critical defect or similar problem with the Core System or IET’s technology (including IET’s failure to have sufficient proprietary rights in such technology) that is reasonably likely to make use of such Core System or IET’s technology unfit for its intended purpose in the Project, taking into account all relevant factors, including reasonably likely cures by IET with respect to any such defect or similar problem, or (c) IET becomes bankrupt or insolvent. With respect to any dispute as to the existence of any condition under clause (a) or (b) of this Section 1.7, the burden of proving by clear and convincing evidence the existence of such condition shall be on the Company.

ARTICLE 2. DEFINITIONS

Section 2.1 Definitions. The following terms used in this Agreement shall have the following meanings.

“AAA” has the meaning set forth in Section 13.10(b).

“Act” means the Delaware Limited Liability Company Act, Chapter 434 of Title 6 of the Delaware Code, 6 Del. Code §18-101 et seq., as in effect on the date hereof and as it may be amended hereafter from time to time.

“Additional Member” has the meaning set forth in Section 3.3(ii)(C).

“Adjusted Capital Account” has the meaning set forth in Section 4.2(b).

“Affiliate” means, with respect to another Person, (i) any Person directly or indirectly owning, Controlling or holding with power to vote 10% or more of the outstanding voting securities of or equity or beneficial interests in such other Person, (ii) any Person 10% or more of whose outstanding voting securities or equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such other Person, (iii) any Person 10% or more of whose outstanding voting securities or equity or beneficial interests are directly or indirectly owned, Controlled or held with power to vote by a Person directly or indirectly owning, Controlling or holding with power to vote 10% or more of the outstanding voting securities or equity or other beneficial interest of such other Person with whom Affiliate status is being tested, or (iv) any Person directly or indirectly Controlling, Controlled by or under common Control with such other Person (provided that the Company shall not be deemed to be an Affiliate of any Member, nor shall any Member be deemed to be an Affiliate of any other Member, solely by reason of such Member’s control of the Company). For purposes of the foregoing, “Control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership or voting of securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“APA” means the Purchase Agreement, dated as of the date hereof, between the Company, IET and IMS Nevada.

“Approved Sale” has the meaning set forth in Section 9.8(a).

“Approved Sale Tag Along Notice” has the meaning set forth in Section 9.10(d).

“Assignees” has the meaning set forth in Section 9.2(d).

“Available Capital Commitment” shall be determined as follows: (a) at any time IMS Nevada shall not have exercised its rights pursuant to Section 3.8, no Member other than Fulcrum shall have an Available Capital Commitment and the Available Capital Commitment of Fulcrum shall be (i) the additional equity capital required to complete the development and construction of the Project as estimated by the Manager on or about the date hereof minus (ii) the aggregate amount of Capital Contributions made by Fulcrum pursuant to Section 3.2 prior to such time; and (b) at any time following the exercise by IMS Nevada of its rights pursuant to Section 3.8, (i) the Available Capital Commitment of IMS Nevada shall be (A) (x) the Designated Percentage multiplied by (y) the Estimated Construction Costs minus (B) the aggregate amount of Capital Contributions made by IMS Nevada pursuant to Section 3.2 prior to such time, and (ii) the Available Capital Commitment of Fulcrum shall be (A) (x) 100% minus the Designated Percentage multiplied by (y) the Estimated Construction Costs minus (B) the aggregate amount of Capital Contributions made by Fulcrum pursuant to Section 3.2 prior to such time.

“Available Cash” at the time of any distribution means the excess of (a) all cash then held by the Company to the extent not otherwise required to pay Company expenses over (b) the amount of reserves established by the Company in accordance with Section 5.3.

“Book Value” means, with respect to any Company asset as of any date, such Company asset’s adjusted basis for Federal income tax purposes as of such date, except as follows: (i) the initial Book Value of a Company asset contributed by a Member to the Company shall be the Value of such Company asset on the date of such contribution; and (ii) if the Book Value of a Company asset has been determined under clause (i) above, such Book Value shall thereafter be adjusted by the depreciation, cost recovery and amortization attributable to such Company asset assuming that the adjusted basis of such Company asset was equal to its Book Value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York.

“Capital Account” means with respect to each Member the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Member’s Capital Account balance shall initially equal the amount of cash and the Contribution Value of any other property contributed by such Member, and Fulcrum’s Capital Account balance shall also include the credit described in Section 3.1. Throughout the term of the Company, each Capital Account will be (i) increased by the amount of (A) income and gains allocated to such Capital Account pursuant to Article 4 and (B) the amount of any cash and the Contribution Value of any other property subsequently contributed to such Capital Account, and (ii) decreased by the amount of (A) losses and deductions allocated to such Capital Account pursuant to Article 4 and (B) the amount of cash and the Distribution Value of any other property distributed or transferred from such Capital Account pursuant to Article 3, 5 or 10.

“Capital Call Notice” has the meaning set forth in Section 3.2(b).

“Capital Contribution” means a contribution to the capital of the Company.

“Capital Member” means each Member that shall have made Capital Contributions to the Company.

“Certificate” means the Certificate of Formation of the Company, as amended, modified or supplemented from time to time.

“COD” means the “Commercial Online Date” or similar concept, as defined in the engineering agreement related to the Project.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

“Company” means the limited liability company formed by the filing of the Certificate and governed by this Agreement under the name “Fulcrum Sierra BioFuels, LLC.”

“Contribution Value” means the Value of a Company asset contributed by a Member to the Company (net of liabilities secured by such contributed asset that the Company is treated as assuming or taking subject to).

“Control” has the meaning set forth in the definition of “Affiliate” in this Article 2.

“Co-Sale Notice” shall have the meaning set forth in Section 9.10(a).

“Designated Percentage” has the meaning set forth in Section 3.8(b)(ii).

“Distribution Value” means the Value of a Company asset distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to).

“Drag-Along Agent” has the meaning set forth in Section 9.8(f).

“Effective Tax Rate” means a combined federal and state tax rate of forty percent (40%).

“Election Deadline” has the meaning set forth in Section 3.3.

“Election Notice” has the meaning set forth in Section 3.8(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Estimated Construction Costs” has the meaning set forth in Section 3.8(b).

“Excess Capital Call Notice” has the meaning set forth in Section 3.3.

“Family Members” means, with respect to any natural Person, such Person’s spouse, children, parents and lineal descendants of such Person’s parents (in each case, natural or adopted).

“Family Trusts” means, with respect to any natural Person, a trust limited partnership or limited liability company benefiting solely such individual and/or the Family Members of such individual.

“Fiscal Year” has the meaning set forth in Section 6.3.

“Fulcrum” has the meaning set forth in the forepart to this Agreement.

“Funding Percentage” has the meaning set forth in Section 3.3.

“IET” has the meaning set forth in the recitals to this Agreement.

“Impasse Notice” has the meaning set forth in Section 13.10(a).

“IMS’ Carried Interest” has the meaning set forth in Section 5.1.

“IMS Nevada” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 8.9(a).

“Initial Percentage Interest” of each Member means (i) in the case of IMS Nevada, 15%, and (ii) in the case of Fulcrum, 85%; provided, however, that if a Medical Waste Election Assignment does not occur in accordance with Section 7.4, then Initial Percentage Interest of each Member shall mean (A) in the case of IMS Nevada, 10%, and (B) in the case of Fulcrum, 90%.

“Interest” when used in reference to an interest in the Company, means the entire ownership interest of a Member in the Company at any particular time, including its interest in the capital, profits, losses and distributions of the Company.

“Liquidator” has the meaning set forth in Section 10.2(b).

“Majority-in-Interest of the Members” means, at any time, Members whose Percentage Interests at such time exceed 50% of all Members’ Percentage Interests at such time.

“Management Representative” has the meaning set forth in Section 13.10(a).

“Manager” means Fulcrum and each replacement Manager appointed pursuant to Section 8.12.

“Master Purchase and License Agreement” or “MPA” means the Master Purchase and Licensing Agreement, dated as of the date of this Agreement, by and between Fulcrum BioEnergy, Inc., a Delaware corporation, and IET, and any purchase order executed in connection therewith.

“Maximum Funding Percentage” has the meaning set forth in Section 3.3.

“Medical Waste Election Assignment” has the meaning set forth in Section 7.4.

“Medical Waste Processing Agreement” means that certain Waste Processing Agreement, dated as of February 28, 2007, by and between InEnTec Medical Services California, LLC, a Delaware limited liability company, and Enserv West, LLC, a Delaware limited liability company.

“Member” means each of the Persons listed on the signature pages attached hereto, as well as each Substituted Member and each Additional Member.

“Negotiation Period” has the meaning set forth in Section 13.10(a).

“Net Income” and “Net Loss”, respectively, for any period means the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code Section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its book value as of such date, (ii) if any Company asset is distributed in-kind to a Member, the difference between its Value and its book value at the time of such distribution shall be treated as gain or loss, and (iii) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Percentage Interest” of each Member shall be determined in pursuant to Section 3.8.

“Permitted Transferee” means, with respect to another Person, (i) any Person directly or indirectly owning, controlling or holding with power to vote 80% or more of the outstanding voting securities of and equity or beneficial interests in such other Person, (ii) any Person 80% or more of whose outstanding voting securities and equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such other Person, and (iii) any Person 80% or more of whose outstanding voting securities and equity or other beneficial interests are directly or indirectly owned, controlled or held with power to vote by a Person directly or indirectly owning, controlling or holding with power to vote 80% or more of the outstanding voting securities and equity or other beneficial interests of such other Person with whom affiliate status is being tested.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Preferred Return Amount” with respect to any Capital Member at any time of determination means the amount which would result in an internal rate of return for such Capital Member (calculated on a pre-tax basis taking account of the actual timing of Capital Contributions by and distributions to such Capital Member and using the xIRR function on Microsoft Excel) equal to 20%, if such amount were distributed to such Capital Member at such time; provided that there shall not be taken into account in such computation of internal rate of return any portion of a distribution to such Capital Member arising from a material capital event (such as from a refinancing, sale, admission of a new member, liquidation of the Company or other similar event that accelerates a material amount of cash) that is attributable to the value of net tax benefits that would have been available to the Capital Member in the future if such material capital event had not occurred.

“Prior Contributions” has the meaning set forth in Section 3.8(b).

“Project” means a waste-to-fuels conversion project being developed by Parent and Seller to be located at 580 East Sydney Drive, McCarran, Nevada 89434.

“Regulation” means a Treasury Regulation promulgated under the Code.

“Requested Amount” has the meaning set forth in Section 3.3.

“Sale of the Company” means the sale of the Company to one Person or a group of Persons pursuant to which such party or parties acquire (i) more than 50% of the Interests of the Company or (ii) all or substantially all of the Company’s and its subsidiaries assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Parties” has the meaning set forth in Section 9.10(b).

“Substituted Member” means any Person admitted to the Company as a substituted Member pursuant to the provisions of Article 9.

“Tax Matters Partner” has the meaning set forth in Section 8.8.

“Taxable Members” has the meaning set forth in Section 4.2(g).

“Transfer,” “Transferee” and “Transferor” have the respective meanings set forth in Section 9.1.

“Transferred Environmental Permits” has the meaning set forth in the APA.

“Triggering Group” has the meaning set forth in Section 9.8.

“Value” of any asset of the Company, as the case may be, as of any date, means the fair market value of such asset, as the case may be, as of such date, as determined by the Manager or Liquidator, as appropriate, reasonably and in good faith. Any such determination of the Value or of the fair market value of an asset of the Company made reasonably and in good faith by the Manager or Liquidator, as appropriate, shall be binding on the Members for all purposes of this Agreement.

“Void Transfer” has the meaning set forth in Section 9.1.

“Withdrawing Member” has the meaning set forth in Section 9.2(d).

Section 2.2 Rules of Interpretation. Unless the context otherwise clearly requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (d) provisions apply to successive events and transactions; (e) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”; (f) all references in this

Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph, clause or other subdivision; and (g) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or cause the preparation of, this Agreement or the relative bargaining power of the parties.

ARTICLE 3. CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS

Section 3.1 Initial Capital Contributions. On or prior to the date hereof, Fulcrum has made a Capital Contribution equal to $1,792,105, which equals the amount paid by Fulcrum on the Company’s behalf as the purchase price under the APA.

Section 3.2 Additional Capital Contributions up to Available Capital Commitments.

(a) Subject to Section 3.2(c), as and when at any time, in the opinion of the Manager, capital is required for the operation of the Company or otherwise in respect of the Project and such required amounts do not exceed the aggregate Available Capital Commitments of the Capital Members, the Capital Members shall make Capital Contributions to the Company in the amount of such required capital in proportion to their Available Capital Commitments at the time of such Capital Contribution by wire transfer of immediately available funds to a Company account designated by the Company in such notice.

(b) Capital Contributions shall be made from time to time no later than 12:00 noon (California time) on the tenth Business Day following written notice from the Manager (a “Capital Call Notice”) of the amounts to be contributed by each Capital Member and the general purposes to which such contributions will be applied. Each Capital Call Notice shall specify the date on which such Capital Contribution is due and the account to which such Capital Contribution should be paid.

(c) Notwithstanding anything to the contrary herein, the Manager may not require any Capital Member, and no Capital Member shall have any obligation, to make any Capital Contribution to the Company to the extent that the amount of such Capital Contribution would exceed such Capital Member’s Available Capital Commitment immediately prior to the time of such Capital Contribution.

Section 3.3 Excess Capital Calls. As and when at any time, in the opinion of the Manager, capital is required for the operation of the Company or otherwise in respect of the Project and such required amounts exceed the aggregate Available Capital Commitments of the Capital Members, the Manager shall deliver to each Capital Member a notice (a “Excess Capital Call Notice”) setting forth (i) the aggregate amount to be contributed by the Members (a “Requested Amount”), and (ii) the date by which Capital Members wishing to participate in such capital call must elect to so participate, which may not be earlier than the tenth Business Day following delivery of such Excess Capital Call Notice (the “Election Deadline”). Each Capital Member may elect to contribute its pro rata share, based on its Capital Contributions made prior to such time as a proportion of aggregate Capital Contributions made by all Members prior to such time (such pro rata share (expressed as a percentage), its “Funding Percentage”) of such Requested Amount by providing the Company with written notice of such election by the Election Deadline, which notice shall set forth the maximum amount, up to the Requested Amount, that such Capital Member is willing to contribute to the Company in accordance with this Section 3.3(a) (such Capital Member’s “Maximum Funding Amount”, which Maximum Funding Amount shall equal zero if no such notice is timely delivered to the Company):

(i) If all of the Capital Members elect to contribute to the Company not less than its Funding Percentage of such Requested Amount, upon not less than five Business Days’ notice from the Company, the Capital Members shall make aggregate Capital Contributions to the Company of such Requested Amount in proportion to their respective Funding Percentages by wire transfer of immediately available funds to a Company account designated by the Company in such notice.

(ii) If less than all of the Capital Members elect to contribute to the Company at least their respective Funding Percentages of such Requested Amount:

(A) first, upon not less than five Business Days’ notice from the Company, such Capital Members shall make aggregate Capital Contributions to the Company of such Requested Amount in proportion to their respective Funding Percentages by wire transfer of immediately available funds to a Company account designated by the Company in such notice; provided, however, that no Capital Member shall be required to contribute an amount in excess of its Maximum Funding Amount;

(B) second, to the extent such Requested Amount exceeds the aggregate Capital Contributions to be made by the Capital Members pursuant to the preceding clause (A), upon not less than five Business Days’ notice from the Company, such Capital Members shall make aggregate Capital Contributions (in addition to those set forth in clause (A) above) of such excess in proportion to their respective Maximum Funding Amounts by wire transfer of immediately available funds to a Company account designated by the Company in such notice; provided, however, that no Capital Member shall be required to contribute pursuant to this clause (B), when taken together with amounts to be contributed pursuant to clause (A), an amount in excess of its Maximum Funding Amount; and

(C) third, to the extent such Requested Amount exceeds the aggregate Capital Contributions to be made by the Capital Members pursuant to the preceding clauses (A) and (B), the Manager may admit one or more Persons as additional members (each, an “Additional Member”) for a Capital Contribution equal to such excess and such Additional Member will be assigned such Percentage Interest (and the Percentage Interests attributable to the Capital Contributions of each other Member shall be reduced by the Percentage Interest of such Additional Member in proportion to the Percentage Interests attributable to their Capital Contribution, which reduction shall have no effect on IMS Nevada’s Percentage Interest attributable to its Initial Percentage Interest) as the Manager deems appropriate; provided, that IMS Nevada’s Percentage Interest shall not be reduced below its Initital Percentage Interest.

Section 3.4 Limit on Capital Contributions. Except as otherwise required by law or pursuant to this Article 3, no Member shall be required to make any additional Capital Contributions to the Company. Except as otherwise required by law or as permitted by Article 3, no Member shall be permitted to make any additional Capital Contributions to the Company.

Section 3.5 Interest on Capital Contributions. No Member shall be entitled to interest on or with respect to any Capital Contribution.

Section 3.6 Withdrawal and Return of Capital Contributions. Except as provided in this Agreement, no Member shall be entitled to withdraw any part of such Member’s Capital Contribution or to receive distributions from the Company.

Section 3.7 Form of Capital Contribution. Unless otherwise agreed to by the Manager or specified in this Agreement, all Capital Contributions shall be made in cash.

Section 3.8 Percentage Interests. The Percentage Interest of each Member at any time of determination shall be calculated as follows:

(a) Initial Percentage Interests. Initially, each Member shall have a Percentage Interest equal to its Initial Percentage Interest.

(b) IMS Nevada Elective Increase.

(i) At any time the Manager believes in good faith that the closing of the construction financing of the Project will occur within 45 days or such earlier time if the Manager believes that the financing process in respect of the Project requires each Member to determine the amount of equity capital committed to the Company on or about the end of such 15-day period, the Manager, on behalf of the Company, shall provide IMS Nevada with a written notice (the “Election Notice”) offering IMS Nevada the right to increase its Percentage Interest pursuant to the terms of this paragraph (b) and setting forth (A) the aggregate Capital Contributions made on or prior to the delivery of the Election Notice (the “Prior Contributions”) and (B) the additional equity capital required to complete the development and construction of the Project, as estimated at the time of the delivery of the Election Notice by the Manager (the “Estimated Construction Costs”).

(ii) For a period of 15 calendar days following the delivery of the Election Notice, IMS Nevada will have the right to elect to purchase up to an additional 34% Percentage Interest by delivering to the Manager written notice of the Percentage Interest IMS Nevada elects to purchase from the Company pursuant to this paragraph (b) (the “Designated Percentage”), together with such security as may be required by Manager in its reasonable discretion to ensure IMS Nevada will make the Capital Contribution in the amount of the Designated Percentage at the designated time described in the following sentence. If IMS Nevada elects to make a Capital Contribution under this Section 3.8(b), at such time as is required to close on financing (or such earlier time if the Manager believes that the financing process requires such Capital Contribution), IMS Nevada shall (A) make a cash Capital Contribution in an amount equal to (x) a fraction, the numerator of which is the Designated Percentage and the denominator of which is 1 minus the Designated Percentage multiplied by (y) the Prior Contributions, which Capital Contribution shall be made by wire transfer of immediately available funds to a Company account designated by the Company in the Election Notice, and (B) contribute to the capital of the Company an additional amount, in cash, equal to (x) the Designated Percentage multiplied by (y) the Estimated Construction Costs, which, subject to the receipt by the Company from IMS Nevada of collateral or other credit support acceptable to the Manager which secures IMS Nevada’s obligation to make Capital Contributions pursuant to Section 3.2, contributed as and when needed by the Company, provided, that if such additional amount is contributed to the capital of the Company at the time of the exercise of IMS Nevada’s rights pursuant to this paragraph (b), such amounts shall be set aside in a reserve account and only treated as Capital Contributions for purposes of this Agreement as and when such amounts would have been required to be contributed to the capital of the Company pursuant to Section 3.2.

(iii) Any additional Percentage Interest issued to IMS Nevada pursuant to this paragraph (b) shall reduce the Percentage Interest of the other Members in proportion to their respective Percentage Interests at the time of such issuance.

(c) Adjustments for Non-Pro Rata Contributions. From and after the earlier of (x) the time that any Capital Member makes a Capital Contribution pursuant to Section 3.3(a)(ii) or (y) a Capital Member fails to make a Capital Contribution as and when required under Article 3, the Percentage Interests of the Members shall be adjusted as follows: (i) IMS Nevada’s Percentage Interest shall equal (x) its Initial Percentage Interest plus (y) 100% minus IMS Nevada’s Initial Percentage Interest times a fraction (expressed as a percentage), the numerator of which is the aggregate Capital Contributions made by IMS Nevada and the denominator of which is the aggregate Capital Contributions made by all Members; and (ii) each other Member’s Percentage Interest shall equal 100% minus IMS Nevada’s Initial Percentage Interest times a fraction (expressed as a percentage), the numerator of which is the aggregate Capital Contributions made by such Member and the denominator of which is the aggregate Capital Contributions made by all Members.

(d) Adjustments for the Admittance of Additional Members. In the event that one or more Additional Members are admitted to the Company pursuant to Section 3.3(ii)(C), the Percentage Interests of the Members that are attributable to

Capital Contributions shall be adjusted as provided in such Section 3.3(ii)(C) and such adjustment shall not reduce IMS Nevada’s Percentage Interest attributable to its Initial Percentage Interest.

ARTICLE 4. ALLOCATION OF NET INCOME AND NET LOSS

Section 4.1 General. The Members agree to treat the Company as a partnership and the Members as partners for Federal income tax purposes and shall file all tax returns accordingly. Subject to Section 4.2, Net Income or Net Loss and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or any other period that the Manager deems appropriate) shall be allocated among the Members (and credited and debited to their Capital Accounts) so as, to the extent possible, cause each Member’s Capital Account balance, as increased by the amount of such Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)) and the amount of such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)), to equal the amount that would be distributed to such Member if the Company sold all of its assets for their Book Value in cash, paid all of its liabilities, and distributed its cash to its Members pursuant to Section 5.1 in complete liquidation.

Section 4.2 Other Allocation Provisions.

(a) If during a Fiscal Year there is a net decrease in “partnership minimum gain” (within the meaning of Regulation § 1.704-2(d)) with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for such Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the Internal Revenue Service pursuant to Regulation § 1.704-2(f)(5), provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Manager may exercise reasonable discretion on behalf of the Company. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with such Regulation.

If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of income and gain of such Fiscal Year for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in the partner nonrecourse minimum gain. The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with such Regulation.

(b) If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regulation.

A Member’s “Adjusted Capital Account”, at any time, shall equal the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account that the Member is treated as obligated to restore pursuant to Regulation § 1.704-1(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation § 1.704-1(b)(2)(ii)(d).

(c) Notwithstanding anything to the contrary in this Article 4,

(i) losses, deductions, or expenditures subject to Code section 705(a)(2)(B) that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i); and

(ii) losses, deductions, or expenditures subject to Code section 705(a)(2)(B) that are attributable to partnership nonrecourse liabilities shall be allocated to the Members in proportion to their Percentage Interests.

(d) (i) Notwithstanding any provision of Section 4.1, no allocation of Net Loss shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss that would be made to a Member but for this Section 4.2(d)(i) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this Section 4.2(d)(i). To the extent allocations of Net Loss cannot be made to any Member because of this Section 4.2(d)(i), such allocations shall be made to the Members in accordance with Section 4.1 notwithstanding this Section 4.2(d)(i).

(ii) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided, however, that an allocation pursuant to this Section 4.2(d)(ii) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4.2(d)(ii) were not in this Agreement.

(e) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraph (b) or (d) of this Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with paragraph (a), (b), (c) or (d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraph (b) or (d).

(f) Except to the extent otherwise required by the Code and Regulations, if any Interest in the Company or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that, if they agree between themselves and so notify the Manager within thirty days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.

(g) If the Company is required to pay any amount of taxes (including withholding taxes) with respect to any of its income, such amount shall be allocated to the Members in the same manner as the income subject to such taxes is allocated, provided, however, that, to the extent that such amount is payable with respect to income allocable to some (but not all) of the Members (the “Taxable Members”), the Manager shall (i) allocate such amount to the Taxable Members, and (ii) cause a distribution to be made to all Members other than the Taxable Members in a manner which takes into account the fact that their respective allocable shares of income are not subject to the same taxes.

(h) Any allocations made pursuant to this Article 4 shall be made in the following order:

(i) Section 4.2(a);

(ii) Section 4.2(b);

(iii) Section 4.2(c);

(iv) Section 4.2(e);

(v) Section 4.2(g); and

(vi) Section 4.1, as modified by Section 4.2(d).

These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the balance of a Capital Account of any Member, such Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

Section 4.3 Allocations for Income Tax Purposes. The income, gains, losses, deduction and credits of the Company for any Fiscal Year shall be allocated to the Members in the same manner as Net Income and Net Loss were allocated to the Members for such Fiscal

Year pursuant to Sections 4.1 and 4.2; provided, however, that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company’s books at a value other than the tax basis of such Company asset shall be allocated in a manner determined in the discretion of the Manager, so as to take into account (consistently with Code Section 704(c) principles) the difference between such Company asset’s book basis and its tax basis.

Section 4.4 Withholding. The Company shall comply with withholding requirements under Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be, at the option of the Tax Matters Partner, either a distribution to or a demand loan by the Company to such Member in the amount of the withholding. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount was deemed to be a demand loan, the Company may, at its option, (a) at any time require the Member to repay such loan in cash or (b) at any time reduce any subsequent distributions by the amount of such loan. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

ARTICLE 5. DISTRIBUTIONS

Section 5.1 Distributions. Subject to the provisions of Sections 5.2 and 5.3, the Company shall distribute Available Cash at the times and in amounts determined by the Manager. Any distribution made to the Members pursuant to this Section 5.1 shall be made as follows:

(a) first, until such time as each Capital Member has received an amount equal to its Preferred Return Amount as of the date of such distribution, (i) 95% to the Capital Members, to each in proportion to its respective Preferred Return Amount and (ii) 5% to IMS Nevada;

(b) second, (i) 50% to Capital Members and (ii) 50% to IMS Nevada until the amount distributed to IMS Nevada under this Section 5.1(b) is an amount equal to its Initial Percentage Interest multiplied by the cumulative amount of all distributions made to the Members under Section 5.1(a) and this Section 5.1(b); and

(c) thereafter, to the Members in proportion to their respective Percentage Interests as of the date of such distribution.

For purposes hereof, the term “IMS’ Carried Interest” means IMS Nevada’s rights to distributions under preceding subsections 5.1(a)(ii); 5.1(b)(ii); and 5.1(c), but under 5.1(c) solely in respect of IMS Nevada’s Initial Percentage Interest.

Section 5.2 Limitations on Distributions.

(a) Anything to the contrary herein notwithstanding:

(i) no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Act;

(ii) no distribution shall be made to any Member if, after giving effect to such distribution, such Member’s Adjusted Capital Account (without regard to clause (y) of the definition thereof) would be less than zero; and

(iii) no distribution shall be made if such distribution would violate the terms of any, to the extent applicable, agreement or any other instrument to which the Company or any of its direct or indirect subsidiaries is a party.

(b) In the event that a distribution is not made as a result of the application of paragraph (a) of this Section 5.2, all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 5.2.

Section 5.3 Reserves. The Company may establish reserves in such amounts and for such time periods as the Manager determines reasonably necessary or desirable for estimated accrued Company expenses and any contingent or unforeseen Company liabilities. When such reserves are no longer necessary, the balance may be distributed to the Members in accordance with this Article 5.

Section 5.4 Tax Distributions. Within ninety (90) days after the end of each fiscal year, the Company shall determine the net amount of taxable income allocated to each Member under this Agreement for such year. If the total distributions previously made to each Member in respect of such fiscal year is less than the Effective Tax Rate times the Members’ net taxable income, then, prior to making any distributions under Section 5.1, the Company shall, to the extent of available funds, distribute to each Member an amount equal to such Member’s net taxable income for such fiscal year times the Effective Tax Rate (and if there are insufficient funds, pro rata between them based on the amount each Member would have received if there were sufficient funds). Such distributions will be taken into account with respect to subsequent distributions under Section 5.1, so that, to the extent a Member received distributions as a result of this Section 5.4 that were in excess of the distributions to which it would have otherwise been entitled under Section 5.1, all subsequent distributions shall be made to the other Member until both Members have received the distributions to which they would have otherwise been entitled under Section 5.1.

ARTICLE 6. BOOKS OF ACCOUNT, RECORDS

AND REPORTS, FISCAL YEAR

Section 6.1 Books and Records. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in a manner determined by the Manager in its sole discretion to be most beneficial for the Company. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives for a proper purpose as set forth in Section 18-305 of the Act during reasonable business hours and at the sole cost and expense of the inspecting or examining Member. The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names, addresses and Percentage Interests of all Members.

Section 6.2 Annual Reports. Within 90 days after the end of each Fiscal Year, the Company shall send to each Person who was a Member at any time during such Fiscal Year a copy of Schedule K-1 to Internal Revenue Service Form 1065 (or any successor form) indicating such Member’s share of the Company’s income, loss, gain, expense and other items relevant for Federal income tax purposes and corresponding analogous state and local tax forms; provided, however, that such 90-day period shall be reasonably extended to the extent it is not possible to provide the materials specified in this Section 6.2 within 90 days following the end of a Fiscal Year due to the failure of third parties (including Persons in which the Company has invested directly or indirectly) to provide information necessary to prepare such materials.

Section 6.3 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

Section 6.4 Budgets. In addition to the rights of Members under Section 6.1, from time to time, upon the reasonable request of any Member, the Manager shall provide such Member with copies of such Project or Company related budgets as may have been prepared by the Company.

Section 6.5 Access to Information. With the understanding that each Member has a vested interest in monitoring the progress and development of the Project, receiving information about the Company sufficient to make an informed decision regarding any future investment in the Company, and gathering accurate Project performance data, each Member shall be entitled to receive as reasonably requested from time to time, subject to the restrictions on confidentiality imposed on a Member under this Agreement and under the MPA, and on the Company under confidentiality agreements with third parties, copies of: (a) pro forma financial projections, estimated capital costs, permitting updates and/or copies of permits obtained, key contracts, contracts for construction, off take, financing and related matters, Project designs and engineering, construction schedules, operational data, capital cost estimates, and other information that may reasonably serve the information needs of the Members described above, (b) all information prepared for circulation or delivered to any investor or prospective investor in the Company for the purposes of evaluating an investment or potential investment in the Company, including without limitation, any offering memoranda, prospectuses, management or executive summaries, financial information, notes and comments, performance highlights, risk factors, and other investment related information, and (c) such additional information about the

Company as it may reasonably request, including quarterly un-audited financial statements and quarterly updates on the status and timing of development, construction and completion of the Project; provided, that this Section 6.5 shall not obligate the Company or the Manager to create any information that does not already exist at the time of such request.

Section 6.6 Inspection Rights. Subject to the restrictions on confidentiality imposed on a Member under this Agreement and on the Company under confidentiality agreements with third parties, (a) in addition to any other rights possessed by a Member, each Member shall have the right upon reasonable notice, at reasonable times during usual business hours, without interrupting, or interfering with, the Project’s operations, and at such Member’s expense to visit and observe the operation of the Project, and (b) each Member shall also have the right, upon reasonable notice, at reasonable times during usual business hours, without interrupting, or interfering with, the Project’s operations, and at such Member’s expense to bring non-Member Persons to visit the site to view the Project operations up to and including the Core System and the gas cleaning train, specifically including observation of the gassifiers through exit of the class cleaning train, and other areas of the Project that can represent that commodity fuel products are actively produced as a result of the output of the Core System, and specifically including non-proprietary areas of the gas to liquids operations including storage and transfer, provided such Persons are accompanied by a representative of the Company, and such Persons agree to the Company’s standard terms and conditions with respect to site visits, which terms and conditions may include a limitation on the number of Persons participating in such site visit, the requirement that each such Person execute in advance of any site visit a confidentiality agreement reasonably acceptable in the general marketplace, and an acknowledgement that he or she has read, understands and agrees to (i) the terms and conditions of such confidentiality agreement, (ii) observe all safety procedures, (iii) stay within designated areas, and (iv) abide by any other rules deemed necessary or appropriate by the Company prior to or during such site visit.

Section 6.7 Restrictions on Access to Information. Notwithstanding anything to the contrary in Section 6.1, Section 6.5 or Section 6.6, or anything otherwise set forth elsewhere in this Agreement, or under applicable law, a Member (other than Fulcrum) shall not have any right to receive any information or materials that are, or are related to, document or embody the proprietary technologies, methods, processes, formulae and/or know-how of Fulcrum and its third party licensors. To the extent the foregoing information or materials are provided or disclosed to a Member or a Member’s Affiliates (other than Fulcrum) under the MPA, such Member’s rights and obligations with respect thereto shall be governed by the MPA (including Exhibit B thereof).

ARTICLE 7. POWERS, RIGHTS AND DUTIES OF THE MEMBERS

Section 7.1 Limitations. Other than as set forth in this Agreement, the Members shall not participate in the management or control of the Company’s business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Manager. The Members shall have no interest in the properties or assets directly owned by the Manager or in any equity interests in the Manager or in any proceeds of any sales of such properties, assets or equity by virtue of acquiring or owning an Interest in the Company.

Section 7.2 Liability. Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities in excess of the balance of such Member’s Capital Account. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 7.3 Priority. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to Company allocations or distributions.

Section 7.4 Medical Waste. In the event that (a) the Company delivers an Election Notice (as defined in the APA) to accept assignment of the Medical Waste Processing Agreement and (b) InEnTec Medical Services California, LLC has received both the MWPA Consent and MWPA Acknowledgement (each as defined in the APA) within sixty (60) days after IET receives the Election Notice (the occurrence of both of the conditions specified in (a) and (b), a “Medical Waste Election Assignment”), the Company shall assume and comply with the terms of the Medical Waste Processing Agreement, except to the extent such compliance is outside of Company’s reasonable control.

ARTICLE 8. POWERS, RIGHTS AND DUTIES OF THE MANAGER

Section 8.1 Authority.

(a) Subject to the limitations provided in this Agreement and except as specifically provided herein, the Manager may exercise all powers of the Company and do all such lawful acts and things that are not by this Agreement, directed or required to be exercised or done by the Members themselves, including the exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Subject to any limitations provided in this Agreement, the Manager shall have the power to act for or bind the Company. Any action taken by the Manager in accordance with this Agreement shall constitute the act of and serve to bind the Company. In dealing with the Manager acting on behalf of the Company, no Person shall be required to inquire into the authority of the Manager to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement.

(b) Except as otherwise specifically provided herein, the Manager shall have all rights and powers of a “manager” under the Act, and shall have all authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

Section 8.2 Officers, Agents and Employees.

(a) Appointment and Term of Office. The Manager may appoint, and may delegate power to appoint, such officers, agents and employees as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Manager. Except as may be prescribed otherwise by the Manager in a particular case, all such officers shall hold their offices at the pleasure of the Manager for an unlimited term and need not be reappointed annually or at any other periodic interval. Any action taken by an officer of the Company pursuant to authorization of the Manager shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on authority of such officers set forth in the authorization of the Manager.

(b) Resignation and Removal. Any officer may resign at any time upon written notice to the Company. Any officer, agent or employee of the Company may be removed by the Manager with or without cause at any time. The Manager may delegate such power of removal as to officers, agents and employees not appointed by the Manager.

(c) Compensation. The compensation of the officers of the Company shall be fixed by the Manager, but this power may be delegated by the Manager to any officer in respect of other officers under his or her control. In setting the compensation of the officers of the Company, the Manager shall be limited to commercially reasonable salaries and customary for officers of similarly managed limited liability companies.

Section 8.3 Company Funds. Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person. Company funds shall be used only for the business of the Company.

Section 8.4 Other Activities and Competition.

(a) Neither the Manager nor any of its Affiliates shall be required to manage the Company as its sole and exclusive function. The Manager shall devote such time to the Company’s business as the Manager, in its sole discretion, shall deem to be necessary to manage and supervise the Company’s business and affairs in an efficient manner. The Manager and its Affiliates may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Company. Each Member authorizes, consents to and approves of such present and future activities by such Persons. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to other ventures or activities of the Manager or its Affiliates or to the income or proceeds derived therefrom.

(b) Without limiting the forgoing, each Member expressly acknowledges and agrees that (i) the Manager and each of its Affiliates may have and may develop a strategic relationship with businesses that are and may be competitive or complementary with the Company and its subsidiaries, (ii) neither the Manager nor any of its Affiliates will be prohibited by virtue of its investment in the Company or its role as Manager from pursuing and engaging in any such activities, (iii) neither the Manager nor any of its Affiliates will be obligated to inform the Company of, or present the Company with, any such opportunity, relationship or investment, (iv) such Member will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of the Manager or any of its Affiliates, and (v) the involvement of the Manager or any of its Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to, or breach of any duty owed to, the Company or one or more of its Members.

Section 8.5 Nature and Validity of Transactions with the Manager and Affiliates. Subject to Section 8.7(e), the Manager or any Affiliate of the Manager may be employed or retained by the Company in any capacity at fair market value for the services provided, and subject to such limitation, the validity of any transaction, agreement or payment involving the Company and the Manager or any of its Affiliates shall not be affected by reason of the relationship between the Manager and such Affiliate or the approval of such transaction, agreement or payment by the Manager.

Section 8.6 Exculpation. No Indemnified Party shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member, provided, for the avoidance of doubt, the foregoing shall not limit damages an Indemnified Party may otherwise be obligated to pay for acts by such Indemnified Party in bad faith, with gross negligence, or with willful disregard. Subject to the foregoing, the return of such Capital Contributions (or any return thereon) shall be made solely from the Company’s assets. The Manager shall not, and no Member shall, be required to pay to the Company or to any Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise. No Member shall have the right to demand or receive property other than cash for its Interest in the Company, subject to the determination of the Liquidator to distribute specific assets pursuant to Article 10. None of the Manager nor any of its Affiliates, any member, officer, agent or employee of the Manager or any of its Affiliates nor any other Indemnified Party shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss incurred as a result of any act or failure to act by such Person on behalf of the Company unless such loss is finally determined by a court of competent jurisdiction to have resulted solely from such Person’s fraud, willful misconduct or gross negligence.

Section 8.7 Minority Rights and Limits on the Power of the Manager. Anything in this Agreement to the contrary notwithstanding, no action shall be taken by the Manager, or by any officer, agent or employee of the Company, without the written consent or ratification of the specific act by all of the Members given in this Agreement or by other written instrument executed and delivered by all of the Members subsequent to the date of this Agreement, which would cause or permit the Company to:

(a) knowingly make, do or perform any act, or knowingly cause any act to be made, done or performed, which would make it impossible to carry on the ordinary business of the Company;

(b) possess Company property, or assign Company property, for other than a Company purpose;

(c) admit a Person as a Member, except as provided in this Agreement;

(d) authorize the issuance of an equity interest in the Company or any form of obligation convertible or exchangeable into an equity interest in the Company in a manner that adversely affects IMS Nevada’s rights with respect to distributions in respect of IMS’ Carried Interest, or which disproportionately adversely affects IMS Nevada’s rights under Section 5.1 with respect to other distributions (if any) to which IMS Nevada may be entitled;

(e) sell or transfer the assets of the Company to Fulcrum or a Fulcrum Affiliate; or

(f) pay fees or expenses to or enter into any contracts or agreements with any Member or any Affiliate of any Member other than on an arm’s length basis and no less favorable to the Company than a similar contract or agreement between the Company and an unrelated Person.

Section 8.8 Tax Matters Partner. For purposes of Code Section 6231(a)(7), the “Tax Matters Partner” shall be Fulcrum for so long as Fulcrum remains a Member. If Fulcrum ceases to be a Member, the Tax Matters Partner shall be a Member appointed by a Majority-in-Interest of the Members. The Tax Matters Partner is specifically directed and authorized to take whatever steps may be necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations.

Section 8.9 Indemnification of the Manager, Officers and Agents.

(a) The Company shall indemnify and hold harmless the Manager and its Affiliates, and the former and current officers, agents and employees of the Company (each, an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not a result of fraud, gross negligence or willful misconduct by such Indemnified Party. Any indemnification pursuant to this Section 8.9 shall only be from the assets of the Company.

(b) Expenses (including attorneys’ fees) incurred by an Indemnified Party in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company for such advances.

(c) No amendment, modification or deletion of this Section 8.9 shall apply to or have any effect on the right of any Indemnified Party to indemnification for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

Section 8.10 Liability. The Manager shall not be liable for the repayment, satisfaction or discharge of any Company liabilities, unless otherwise provided for in this Agreement.

Section 8.11 Expenses. The Members, Manager, officers, agents and employees of the Company shall be entitled to receive out of Company funds reimbursement of all reasonable Company expenses expended by such Persons including, in the case of the Manager, reimbursement for office, overhead, payroll, employee benefits and general administrative costs and expenses reasonably allocated to the Company for management related duties hereunder, plus a mark-up of twenty percent (20%).

Section 8.12 Replacement Manager. In the event that the Manager shall have resigned as Manager of the Company, a Majority-in-Interest of the Members shall appoint a successor Manager to perform the duties of Manager hereunder.

Section 8.13 Standard of Care. Notwithstanding anything to the contrary set forth in this Agreement or under applicable law, neither the Manager nor any officer of the Company shall be liable to the Company, any Member, any Assignee or any other equity holder in or creditor of the Company for any action taken on behalf of the Company, except for such actions as constitute gross negligence, fraud or willful misconduct. To the extent the Manager or an officer of the Company has any liabilities or duties at law or in equity, including fiduciary duties or other standards of care, more expansive than those set forth in this Section 8.13, such liabilities and duties are hereby modified to the extent permitted under the Act to those set forth in the first sentence of this Section 8.13.

Section 8.14 [Reserved].

Section 8.15 Permitted Reorganization. Subject in all cases to Section 12.1(b), (a) the Members acknowledge that it may be appropriate and advantageous, including in order to facilitate financing, for the Members to hold their interests in the Company through an intermediate holding company, which intermediate holding company in turn owns an interest in the Company, and (b) accordingly, upon the request of the Manager, the Members shall promptly contribute their Interests in the Company to a new Delaware limited liability company under a limited liability company operating agreement that is substantively identical to this Agreement, and the Members agree to do all things reasonably requested by the Manager to effect such transaction.

Section 8.16 Special Use Permit. The Manager agrees to use reasonable efforts to cause “significant development” to occur at the Project by June 27, 2008, within the meaning of Special Use Permit 2007-062 for IMS Nevada LLC or otherwise to achieve any similar target date under any amendment, replacement, or reissuance of such Special Use Permit.

ARTICLE 9. TRANSFERS OF INTEREST BY MEMBERS

Section 9.1 General. No Member may sell, assign, pledge or in any manner dispose of or create or suffer the creation of a security interest in or any encumbrance on all or a portion of its Interest in the Company (the commission of any such act being referred to as a “Transfer,” any person who effects a Transfer being referred to as a “Transferor” and any person to whom a Transfer is effected being referred to as a “Transferee”) except in accordance with the terms and conditions set forth in this Article 9. No Transfer of an Interest in the Company shall be effective until such time as all requirements of this Article 9 in respect thereof have been satisfied and, if consents, approvals or waivers are required by the Manager, all of the same shall have been confirmed in writing by the Manager. Any Transfer or purported Transfer of an Interest in the Company not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever. Any amounts otherwise distributable under Article 5 or Article 10 in respect of an Interest in the Company that has been the subject of a Void Transfer may be withheld by the Company until the Void Transfer has been rescinded, whereupon the amount withheld (after reduction by any damages suffered by the Company attributable to such Void Transfer) shall be distributed without interest.

Section 9.2 Transfer of Interest of Members.

(a) A Member may not Transfer all or any portion of its Interest in the Company to any Person without the consent of the Manager; provided, that, subject to Section 9.3, a Member may Transfer all or a portion of its Interest in the Company to one or more of its Permitted Transferees without the consent of the Manager or any other Member.

(b) The Transferee of a Member’s Interest in the Company will be admitted to the Company as a Substituted Member if such Member is a Permitted Transferee or, if not, may be admitted to the Company as Substituted Member upon the prior consent of the Manager. Unless a Transferee of a Member’s Interest in the Company is admitted as a Substituted Member under this Section 9.2(b), it shall have none of the powers of a Member hereunder and shall have only such rights of an assignee under the Act as are consistent with this Agreement. No Transferee of a Member’s Interest shall become a Substituted Member unless such Transfer shall be made in compliance with Sections 9.2(a) and 9.3.

(c) Upon the Transfer of the entire Interest in the Company of a Member and effective upon the admission of its Transferee as a Member, the Transferor shall be deemed to have withdrawn from the Company as a Member.

(d) Upon the death, dissolution, withdrawal in contravention of Section 10.1 or the bankruptcy of a Member (the “Withdrawing Member”), the Company shall have the right to treat such Member’s successor(s)-in-interest as assignee(s) of such Member’s Interest in the Company, with none of the powers of a Member hereunder and with only such rights of an assignee under the Act as are consistent with this Agreement. For purposes of this Section 9.2(d), if a Withdrawing Member’s Interest in the Company is held by more than one Person (for purposes of this clause (d), the “Assignees”), the Assignees shall appoint one Person with full authority to accept notices and distributions with respect to such Interest in the Company on behalf of the Assignees and to bind them with respect to all matters in connection with the Company or this Agreement.

(e) The Company shall reflect each Transfer and admission authorized under this Article 9 (including any terms and conditions imposed thereon by the Manager) by preparing an amendment to this Agreement, dated as of the date of such Transfer, to reflect such Transfer or admission.

Section 9.3 Further Requirements. In addition to the other requirements of Section 9.2, and unless waived in whole or in part by the Manager, no Transfer of all or any portion of an Interest in the Company may be made unless the following conditions are met:

(a) The Transferor or Transferee shall have paid all reasonable costs and expenses, including attorneys’ fees and disbursements and the cost of the preparation, filing and publishing of any amendment to this Agreement or the Certificate, incurred by the Company in connection with the Transfer;

(b) The Transferor shall have delivered to the Company a fully executed copy of all documents relating to the Transfer, executed by both the Transferor and the Transferee, and the agreement of the Transferee in writing and otherwise in form and substance reasonably acceptable to the Manager to:

(i) be bound by the terms imposed upon such Transfer by the terms of this Agreement; and

(ii) assume all obligations of the Transferor under this Agreement relating to the Interest in the Company that is the subject of such Transfer;

(c) The Manager shall have been reasonably satisfied, including, at its option, having received an opinion of counsel to the Company reasonably acceptable to the Manager, that:

(i) the Transfer will not cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes;

(ii) the Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704;

(iii) the Transfer will not violate the Securities Act or any other applicable Federal, state or non-United States securities laws, rules or regulations;

(iv) the Transfer will not cause some or all of the assets of the Company to be “plan assets” or the investment activity of the Company to constitute “prohibited transactions” under ERISA or the Code; and

(v) the Transfer will not cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended.

Any waivers from the Manager under this Section 9.3 shall be given or denied as reasonably determined by the Manager.

Section 9.4 Consequences of Transfers Generally.

(a) In the event of any Transfer or Transfers permitted under this Article 9, the Transferor and the Interest in the Company that is the subject of such Transfer shall remain subject to this Agreement, and the Transferee shall hold such Interest in the Company subject to all unperformed obligations of the Transferor. Any successor or Transferee hereunder shall be subject to and bound by this Agreement as if originally a party to this Agreement.

(b) Unless a Transferee of a Member’s Interest becomes a Substituted Member, such Transferee shall have no right to obtain or require any information or account of Company transactions, or to inspect the Company’s books or to vote on Company matters. Such a Transfer shall, subject to the last sentence of Section 9.1, merely entitle the Transferee to receive the share of distributions, Net Income, Net Loss and items of income, gain, deduction and loss to which the Transferor otherwise would have been entitled. Each Member agrees that such Member will, upon request of the Manager, execute such certificates or other documents and perform such acts as the Manager deems appropriate after a Transfer of such Member’s Interest in the Company (whether or not the Transferee becomes a Substituted Member) to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company is doing business.

(c) The Transfer of a Member’s Interest in the Company and the admission of a Substituted Member shall not be cause for dissolution of the Company.

Section 9.5 Capital Account; Percentage Interest; Capital Contributions; Preferred Return. Any Transferee of a Member under this Article 9 shall, subject to the last sentence of Section 9.1, succeed to the portion of the Capital Account, Percentage Interest, Capital Contributions and Preferred Return Amount so Transferred to such Transferee.

Section 9.6 Additional Filings. Upon the admission of a Substituted Member under Section 9.2, the Company shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to accomplish such substitution.

Section 9.7 Indirect Transfers. Notwithstanding anything to the contrary herein, if any Member is an entity that was formed solely for the purpose of acquiring an Interest or that has no substantial assets other than an Interest, such Member agrees that (a) its common stock, membership interests, partnership interests or other equity interests (and common stock, membership interests, partnership interests or other equity interests in any similar entities controlling such Member) will note the restrictions contained in this Article 9 and (b) no common stock, membership interests, partnership interests or other equity interests of such

Member may be Transferred to any Person other than in accordance with the terms and provisions of this Article 9, as if such common stock, membership interests, partnership interests or other equity interests were Interests and the holders thereof were Members.

Section 9.8 Approved Sale.

(a) If one or more Members beneficially owning Interests representing more than a 50% Percentage Interest (the “Triggering Group”) approves the Sale of the Company (an “Approved Sale”), each Member will consent to, cooperate with, and will not object or otherwise impede consummation of the Approved Sale.

(b) If the Approved Sale is structured as (i) a merger or consolidation, each Member shall vote its Interests to approve such merger or consolidation, whether by written consent or at a Members meeting (as requested by the Triggering Group), (ii) a sale of Interests, each Member shall agree to sell, and shall sell, that portion of its Interests and rights to acquire Interests on the terms and conditions so approved; provided, that the Triggering Group shall have no right to cause IMS Nevada to sell any portion of the IMS’ Carried Interest as part of an Approved Sale unless such Approved Sale contemplates the sale of all of the Interests in the Company, or (iii) a sale of assets, each Member shall vote its Interests to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a members meeting (as requested by the Triggering Group). In furtherance of the foregoing, each Member shall (I) waive all dissenter’s rights, appraisal rights and similar rights in connection with such Approved Sale, and (II) take, with respect to such Person’s Interests, all necessary or desirable actions reasonably requested by the Triggering Group in connection with the consummation of the Approved Sale, including voting to approve such transaction and executing the applicable purchase agreement. In any Approved Sale, each holder of Interests shall be obligated to make representations and warranties as to such Member’s title to and ownership of Interests, authorization, execution and delivery of relevant documents and instruments by such Member, enforceability of relevant agreements against such Member and other matters, to enter into covenants in respect of a Transfer of such Member’s Interests in connection with such Approved Sale and to enter into indemnification obligations, in each case to the extent that the Triggering Group is similarly obligated. Notwithstanding the foregoing, no Member shall be obligated to make any representation or warranties concerning the Company or its business, and any indemnification shall be limited to the amount of cash consideration plus any set-off or reduction in the value of any promissory note or deferred compensation received by such Member. Upon consummation of an Approved Sale, if a Member has not delivered any documents and instruments as contemplated by this Section 9.8, such Member shall no longer be considered a holder of an Interest in the Company to the extent of the Approved Sale and such Member’s sole rights with respect to such Interest shall be to receive the consideration receivable in connection with such Approved Sale upon delivery of the appropriate documents and instruments.

(c) (i) In the case of an Approved Sale consisting of a sale of all of the Interests held by all Members in the Company or a sale of all or substantially all of the Company’s assets, the portion of the net proceeds (whether cash or property) from such

Approved Sale payable to each Member shall be the portion of such net proceeds that would be distributed to such Member had the aggregate amount (in the case of cash net proceeds) or Value (in the case of non-cash net proceeds) of such net proceeds been distributed to the Members pursuant to Section 5.1. (ii) In the case of an Approved Sale consisting of a sale of less than all of the Interests held by the Members in the Company, the portion of the net proceeds (whether cash or property) from such Approved Sale shall be payable to each Capital Member pro rata in proportion to the Interests so transferred by all Capital Members.

(d) If the Company enters into any negotiation or transaction for which Rule 506 of the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Member that is not an “accredited investor” shall, at the request of the Company or the Triggering Group, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Company. If any Member appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative, but if any Member declines to appoint the purchaser representative designated by the Company such Member shall appoint another purchaser representative, and such Member will be responsible for the fees of the purchaser representative so appointed.

(e) The Company shall bear the costs of any sale of Interests pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company the acquiring party. For purposes of this paragraph (e), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of an Approved Sale in accordance with Section 9.8(a) shall be deemed to be for the benefit of all Members, except that costs incurred by any Member in connection with the Transfer of its own Interest or otherwise on its own behalf will not be considered costs of the transaction hereunder and will be the responsibility of such Member.

(f) In furtherance of the provisions of this Section 9.8, each Member (and their successors, heirs, legal representatives, and permitted assigns and transferees) hereby (i) irrevocably appoints the Manager as such Member’s agent and attorney-in-fact (the “Drag-Along Agent”) (with full power of substitution) to execute all agreements (including any amendments to this Agreement), instruments and certificates and take all actions necessary or desirable to effectuate any Approved Sale as contemplated under this Section 9.8, and (ii) grants to each Drag-Along Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Interests having voting power held by such Person and exercise any consent rights applicable thereto in favor of any such Approved Sale as provided in this Section 9.8; provided, however, that the Drag-Along Agent shall not exercise such powers-of-attorney or proxies with respect to any such Person unless such Person refuses or fails to timely comply with its obligations under this Section 9.8. THE AGREEMENTS CONTAINED IN THIS SECTION 9.8(f) ARE COUPLED WITH AN INTEREST AND EXCEPT AS PROVIDED IN THIS AGREEMENT MAY NOT BE REVOKED OR TERMINATED DURING THE TERM OF THIS AGREEMENT.

(g) Notwithstanding anything to the contrary herein, any Member may participate as a potential purchaser or bidder in any Approved Sale on the same terms and conditions as other potential purchasers and bidders.

Section 9.9 Right of First Offer. If Fulcrum intends to pursue any transaction in connection with which Fulcrum would be required to provide IMS Nevada a Co-Sale Notice under Section 9.10, then, prior to entering into any binding arrangements with any purchaser, Fulcrum shall first provide IMS Nevada notice of such intent, and for a period of thirty days shall make itself available to negotiate with IMS Nevada in good faith to determine if IMS Nevada and Fulcrum are each willing to enter into a substitute transaction that is acceptable to both IMS Nevada and Fulcrum, each in their sole discretion. If at the end of such thirty day period (as may be extended by the mutual agreement of such parties), IMS Nevada and Fulcrum have not reached such mutual agreement in writing, then Fulcrum shall be free to proceed with any such transaction with a third party on any terms or conditions in Fulcrum’s sole discretion, provided that such transaction is consummated within 180 days following expiration of such thirty day period (as extended); and provided, further, that if IET remains ready, willing and able to pursue a transaction it has proposed during the aforesaid thirty (30) day negotiation period, then Fulcrum may proceed with any such third party transaction only if the terms are more favorable than the terms offered by IMS Nevada determined by Fulcrum in its good faith judgment, after taking into account all relevant factors.

Section 9.10 IMS Nevada’s Right of Co-Sale

(a) Notice of Sales. Except as specifically set forth in clause (e) of this Section 9.10, this Section 9.10 applies only if IMS Nevada is a Capital Member and provides IMS Nevada a co-sale right with respect to any Capital Member Interest held by IMS Nevada on the terms and conditions hereof. Except (i) for any Transfer in connection with Section 8.15, (ii) any Transfer of an Interest by a Member as collateral security for the obligations of such Member, or (iii) any Transfer to a Permitted Transferee, if (x) any Member other than IMS Nevada proposes to Transfer Interests in the Company pursuant to a transaction approved by the Manager or (y) the Triggering Group decides to transfer less than all of the Interests held by the Capital Members in an Approved Sale, and IMS Nevada is a Capital Member, then such Member (or the Triggering Group) shall promptly deliver a written notice (the “Co-Sale Notice”) to IMS Nevada prior to the closing of such Transfer. The Co-Sale Notice shall describe in reasonable detail the proposed transfer including, without limitation, the percentage Interest to be Transferred, the nature of such Transfer, the total consideration to be paid, and the name and address of each prospective Transferee.

(b) Co-Sale Right. IMS Nevada shall have the right, exercisable upon written notice to the Company and the transferring Member within fifteen days after receipt of the Co-Sale Notice, to participate in such transaction solely with respect to that portion of its Percentage Interest other than IMS’ Carried Interest described in such Co-Sale Notice on the same terms and conditions specified in the Co-Sale Notice (IMS Nevada, if electing to participate in the Transfer contemplated in the Co-Sale Notice, together with the transferring Member, shall be referred to herein as the “Selling

Parties”). Failure of IMS Nevada to exercise its right as described herein within fifteen (15) days shall be deemed to be an election by IMS Nevada not to have exercised its right to participate in the transaction.

(c) Co-Sale Amount. To the extent the proposed purchaser is not willing to purchase all of the Interests as to which the Selling Parties have requested participation pursuant to Section 9.10(a), each Selling Party may Transfer in such a transaction described in Section 9.10(a) the pro rata percentage of such Selling Party’s Interest (or in IMS Nevada’s case, that portion of its Interest other than IMS’ Carried Interest) in relation to the total aggregate percentage Interest being Transferred in such transaction.

(d) No Participation. If IMS Nevada elects not to participate in the sale of the Interest designated in the Co-Sale Notice within the time period specified in Section 9.10(a) above, then the transferring Member may consummate the Transfer referred to in the Co-Sale Notice to the prospective purchaser, provided such transaction (i) is completed within 180 days after the expiration of the Co-Sale Notice; (ii) is made at the price and on the terms designated in the Co-Sale Notice; and (iii) otherwise complies with the terms and conditions of this Agreement. Any proposed transfer on terms and conditions more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer otherwise subject to this Section 9.10 shall be subject to the co-sale rights hereunder.

(e) Transactions Subject to Approved Sale and Co-Sale Rights. If the Triggering Group decides to transfer all of the Interests held by the Capital Members, but not IMS’ Carried Interest, in an Approved Sale, then the Triggering Group shall promptly deliver a written notice to IMS Nevada prior to the closing of such Transfer, and IMS Nevada shall have the right, exercisable upon written notice to the Company and the Triggering Group (the “Approved Sale Tag-Along Notice”) within fifteen days after receipt of such notice to participate in such Approved Sale with respect to IMS’ Carried Interest, and the transaction contemplated under this Section 9.10(e) shall have the same effect as if the Triggering Group had caused an Approved Sale of all of the Interests in the Company under Section 9.8 (including, for the avoidance of doubt, Section 9.8(c)(i)). For the avoidance of doubt, for any transaction under which the provisions of Section 9.8 and this Section 9.10 apply, Section 9.8 shall prevail.

Section 9.11 IMS Nevada’s Purchase Right. Manager shall use commercially reasonable efforts to expedite development and construction of the Project. If (a) Manager fails to use commercially reasonable efforts to expedite development and construction of the Project and (b) the Company has not commenced activities related to construction of the Project by January 1, 2009, then IMS Nevada shall have the right by written notice to Fulcrum to purchase from Fulcrum its entire Interest in the Company for a price equal to (i) Fulcrum’s aggregate Capital Contributions, less (ii) the value of any Company distributions theretofore received by Fulcrum, less (iii) 50% of amounts previously paid by the Company to any engineering firm for preliminary design work. The notice shall set forth the date of the closing of the purchase and sale contemplated by this Section 9.11, which date shall be not less than thirty days following the date of such notice. Each party shall bear its own costs and expenses incurred in connection with such purchase and sale. If IMS Nevada elects to purchase Fulcrum’s Interest under this Section 9.11, Fulcrum BioEnergy, Inc. shall have the right (but not the obligation) to terminate the Master Purchase and License Agreement and any unperformed purchase orders entered to thereunder without payment or penalty and without any further liability to Fulcrum thereunder.

ARTICLE 10. RESIGNATION OF MEMBERS;

TERMINATION OF COMPANY; LIQUIDATION

AND DISTRIBUTION OF ASSETS

Section 10.1 Resignation of Members. Except as otherwise specifically permitted in this Agreement, a Member may not resign, retire or withdraw from the Company unless unanimously agreed to in writing by all other Members. The Manager (or, if the Manager shall have resigned, the remaining Members) shall reflect any such withdrawal by preparing an amendment to this Agreement, dated as of the date of such withdrawal, and the withdrawing Member (or such Member’s successors-in-interest) shall have none of the powers of a Member hereunder and shall only have such rights of an assignee of a limited liability company interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement. The remaining Members may, in their sole discretion, cause the Company to distribute to the withdrawing Member the balance in its Capital Account on the date of withdrawal. Upon the distribution to the withdrawing Member of the balance in his Capital Account, the withdrawing Member shall have no further rights with respect to the Company. Any Member resigning, retiring or withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company, the Manager and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation, retirement or withdrawal.

Section 10.2 Dissolution of Company.

(a) The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i) a decree of dissolution of the Court of Chancery of the State of Delaware pursuant to Section 18-802 of the Act;

(ii) the occurrence of any other event that would make it unlawful for the business of the Company to be continued; or

(iii) the written consent of each Member.

Except as expressly provided herein or as otherwise required by the Act, the Members shall have no power to dissolve the Company.

(b) In the event of the dissolution of the Company for any reason, the Manager or any liquidating agent or committee appointed by the Manager upon reasonable arms length transaction terms shall act as a liquidating agent (such liquidating agent or committee, in such capacity, is hereinafter referred to as the “Liquidator”) and shall commence to wind up the affairs of the Company and to liquidate the Company assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles 4 and 5. The Liquidator shall have reasonable discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Manager would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company assets.

(d) Notwithstanding the foregoing, a Liquidator which is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Manager.

Section 10.3 Distribution in Liquidation. The Company’s assets shall be applied in the following order of priority:

(a) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(b) second, to creditors of the Company, in the order of priority provided by law, including fees, indemnification payments and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(c) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided; and

(d) fourth, the remainder to the Members pursuant to Section 5.1.

If the Liquidator, in its reasonable discretion, determines that Company assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined (with any such determination normally made by the Manager in accordance with the definition of “Value” being made instead by the Liquidator). Such assets shall be retained or distributed by the Liquidator as follows:

(i) the Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the cash net proceeds of liquidated assets are insufficient to satisfy the requirements of clauses (a), (b), and (c) of this Section 10.3; and

(ii) the remaining assets shall be distributed to the Members in the manner specified in clause (d) of this Section 10.3.

If the Liquidator, in its reasonable discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.4 Final Reports. Within a reasonable time following the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each of the Members a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 10.3.

Section 10.5 Rights of Members. Each Member shall look solely to the Company’s assets for all distributions with respect to the Company and such Member’s Capital Contribution (including return thereof), and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or the Manager. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

Section 10.6 Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Interest in the Company (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces the Capital Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. No creditor of the Company is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder.

Section 10.7 Termination. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 10.3. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company.

ARTICLE 11. NOTICES AND VOTING

Section 11.1 Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service or facsimile to the address or facsimile number set forth below such Member’s name on the signature page hereto, but any party may designate a different address or facsimile number by a notice similarly given to the Company. Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, by facsimile confirmation if sent by facsimile on a Business Day; and the next Business Day following the day on which receipt is acknowledged by facsimile confirmation if sent by facsimile on a day that is not a Business Day.

Section 11.2 Voting. Any action requiring the affirmative vote of Members under this Agreement, unless otherwise specified herein, may be taken by vote at a meeting or, in lieu thereof, by written consent of Members holding the requisite Percentage Interest or, where expressly required by this Agreement or by applicable law, by all of the Members.

ARTICLE 12. AMENDMENT OF AGREEMENT

Section 12.1 Amendments.

(a) Amendments to this Agreement which do not adversely affect the right of any Member in any material respect may be made by the Manager and a Majority-in-Interest of the Members without the consent of any other Member; provided, however, that, unless otherwise specifically contemplated by this Agreement, no amendment to this Agreement shall, without the prior consent of each Member adversely affected thereby, disproportionately increase the liability of any Member, disproportionately decrease any Member’s interest in Net Income or items of income or gain and distributions or disproportionately increase any Member’s interest in Net Loss or items of deduction or loss. Without limiting the foregoing and for purposes of clarification, any amendments to Section 1.7, Section 8.7 or this Section 12.1 shall require the written consent of each of the Members. If any Member’s consent is not required for an amendment hereunder, the Company shall send to such Member a copy of such amendment to this Agreement within ten days after the effective date of such amendment.

(b) Notwithstanding any other provision of this Agreement (including Sections 8.15 and 9.8), Section 5.1 may not be amended or modified, without the prior written consent of IMS Nevada, in any manner that adversely affects IMS Nevada’s rights with respect to distributions in respect of the IMS’ Carried Interest, or which disproportionately adversely affects IMS Nevada’s rights under Section 5.1 with respect to other distributions (if any) to which IMS Nevada may be entitled. In interpreting the foregoing sentence, in the event of the creation of any intermediate limited liability holding company as contemplated by Section 8.15, IMS Nevada’s rights under Section 5.1 shall be deemed not to have been adversely effected so long as (x) such holding company is entitled to the same economic interest as is referred to herein as IMS’ Carried Interest and (y) pursuant to the new limited liability company operating agreement of such holding company, IMS Nevada is entitled to 100% of such economic interest.

Section 12.2 Amendment of Certificate. In the event that this Agreement shall be amended pursuant to this Article 12, the Manager shall amend the Certificate to reflect such change if the Manager deems such amendment of the Certificate to be necessary or appropriate.

ARTICLE 13. MISCELLANEOUS

Section 13.1 Confidentiality. Each party hereto agrees that, except with the prior written consent of the Manager, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement or the relationship of the parties contemplated hereby; provided, however, that confidential information may be disclosed to a party’s directors, partners, officers, employees, advisors, financing sources or representatives (provided that (1) such directors, partners, officers, employees, advisors, financing sources or representatives of any party will be informed by such party of the confidential nature of such information and shall be directed by such party to keep such information confidential in accordance with the contents of this Agreement and (2) each party will be liable for any breaches of this Section 13.1 by any of its directors, partners, officers, employees, advisors, financing sources or representatives). The confidentiality obligations of this Section 13.1 do not apply to any information, knowledge or data (i) which is publicly available or becomes publicly available through no act or omission of the party wishing to disclose the information, knowledge or data; or (ii) to the extent that it is required to be disclosed by any applicable law, regulation or legal process or by the rules of any stock exchange, regulatory body or governmental authority, including in connection with the resolution of any dispute hereunder. The provisions of this Section 13.1 shall survive termination of this Agreement.

Section 13.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. It supersedes any prior agreement or understandings among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

Section 13.3 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware.

Section 13.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

Section 13.5 Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.

Section 13.6 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 13.7 Counterparts. This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 13.8 Waiver of Partition. The Members hereby agree that the Company assets are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that such Member may have to maintain any action for partition of any of such assets.

Section 13.9 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 13.10 Dispute Resolution. The following process is the exclusive process for resolving disputes related to the Agreement:

(a) Negotiation. The Members shall first attempt in good faith to resolve any dispute arising out of or in connection with this Agreement, or its performance including the existence and validity of the Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement (a “Management Representative”). Within seven (7) days after determining to invoke dispute resolution, a Member shall provide the other Member(s) with a written notice of the dispute, a proposed means for resolving the same, and the support for such position. The receiving Member(s) shall respond with the same types of information within seven (7) days of receiving the first Member’s notice. Thereafter, Management Representatives of the Members shall meet to discuss the matter and attempt in good faith to reach a negotiated resolution of the dispute. If the Members have not agreed upon a resolution of the dispute within forty-five (45) days after the date of the original notice provided under this Section 13.10(a), or such other time period as the disputing Members may agree in writing to allow for discussions (“Negotiation Period”), then at any time after the end of the Negotiation Period, a Member may provide written notice to the other declaring an impasse (“Impasse Notice”) and initiating binding arbitration in accordance with the further provisions of Section 13.10(b).

(b) Binding Arbitration. Any dispute for which an Impasse Notice shall have been delivered under Section 13.10(a) shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in San Francisco, California under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Application of the Commercial Arbitration Rules shall be subject to the following: There shall be a single neutral arbitrator selected as follows: Within twenty (20) days after the AAA serves the confirmation of notice of filing of the arbitration demand, the Members shall agree on the appointment of a single neutral arbitrator and so notify the AAA. If the Members fail to agree on the appointment of a single neutral arbitrator within that time period, and have not otherwise mutually agreed to extend that time period, then the AAA shall make the appointment.

(c) Equitable Remedies. Notwithstanding any provision to the contrary in this Section 13.10, the Members shall be entitled to seek injunctive relief or specific performance in a court of law with respect to disputes arising under this Agreement.

Section 13.11 Press Releases. No Member shall be permitted to make any public disclosure (including any press release) either in writing or orally with respect to this Agreement or the transactions contemplated hereby without the consent of the other Members, which consent shall not be unreasonably withheld, denied or delayed.

LIMITED LIABILITY COMPANY AGREEMENT OF

FULCRUM SIERRA BIOFUELS, LLC

IN WITNESS WHEREOF, the undersigned Manager has caused this counterpart signature page to the Limited Liability Company Agreement of FULCRUM SIERRA BIOFUELS, LLC, dated as of April 1, 2008, to be duly executed as of the date first above written.

MANAGER

FULCRUM SIERRA HOLDINGS, LLC

By:	/s/ E. James Macias
Name: E. James Macias
Title: President

Address for Notices:

Fulcrum Sierra Holdings, LLC
4900 Hopyard Road, Suite 220
Pleasanton, CA 94588
Attn:	Richard D. Barraza

Phone:	925.730.0150
Fax:	925.730.0157
e-mail:	rick@fulcrum-bioenergy.com

[Signature Page to Amended and Restated LLC Agreement]

LIMITED LIABILITY COMPANY AGREEMENT OF

FULCRUM SIERRA BIOFUELS, LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Limited Liability Company Agreement of FULCRUM SIERRA BIOFUELS, LLC, dated as of April 1, 2008, to be duly executed as of the date first above written.

MEMBER

FULCRUM SIERRA HOLDINGS, LLC

By:	/s/ E. James Macias
Name: E. James Macias
Title: President

Address for Notices:

Fulcrum Sierra Holdings, LLC
4900 Hopyard Road, Suite 220
Pleasanton, CA 94588
Attn:	Richard D. Barraza

Phone:	925.730.0150
Fax:	925.730.0157
e-mail:	rick@fulcrum-bioenergy.com

[Signature Page to Amended and Restated LLC Agreement]

LIMITED LIABILITY COMPANY AGREEMENT OF

FULCRUM SIERRA BIOFUELS, LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Limited Liability Company Agreement of FULCRUM SIERRA BIOFUELS, LLC, dated as of April 1, 2008, to be duly executed as of the date first above written.

MEMBER

IMS NEVADA LLC

By:	Integrated Environmental Technologies LLC
Its:	Sole Member

	By:	/s/ David B. Allworth
Name: David B. Allworth
Title: Manager

Address for Notices:

595 S.W. Bluff Drive, Suite B
Bend, OR 97702
Attn:	J. Michael Rockett

Phone:	541-749-2142
Fax:	866-393-0231
e-mail:	mike.rockett@inentec.com

[Signature Page to Amended and Restated LLC Agreement]

February 22, 2009

IMS Nevada LLC

595 S.W. Bluff Drive, Suite B

Bend, OR 97702

RE:	First Amendment to the Amended and Restated Limited Liability Company

Agreement (the “Amended LLC Agreement”) of Fulcrum Sierra BioFuels, LLC

Dear Jeff:

This letter confirms our agreement to amend Section 5.1(a) of the Amended LLC Agreement by replacing “95%” with “95.01%” and “5%” with “4.99%,” which amendment shall be effective upon execution of this letter agreement by both parties.

Please acknowledge IMS Nevada LLC’s agreement to the foregoing by having this letter duly executed by IMS Nevada LLC in the space provided below and returning a copy to me.

Sincerely,

Fulcrum Sierra Holdings, LLC, as manager and member

By:	/s/ E. James Macias
E. James Macias
President

As acknowledged and agreed on
February 23, 2009

IMS Nevada LLC, as member

By:	/s/ David Allworth

Name:	David Allworth

Title:	Manager

Execution Version

SECOND AMENDMENT

To the

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

of

FULCRUM SIERRA BIOFUELS, LLC

This Second Amendment (the “Second Amendment”) to the Amended and Restated Limited Liability Company Agreement of Fulcrum Sierra BioFuels, LLC (the “Company”), dated as of May 1 2009, is entered into by and between Fulcrum Sierra Holdings, LLC, a Delaware limited liability company (“Fulcrum”), and IMS Nevada LLC, a Delaware limited liability company (“IMS,” and together with Fulcrum, individually a “Party” and collectively, the “Parties”). Initially capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Amended and Restated Limited Liability Company Agreement of Fulcrum Sierra BioFuels, LLC, dated as of April 1, 2008, by and between Fulcrum and IMS, as amended by that certain letter agreement dated February 22, 2009 (the “Amended LLC Agreement”).

WITNESSETH:

WHEREAS, Fulcrum, as sole member of the Company, entered into a Limited Liability Company Agreement of the Company, dated as of February 7, 2008;

WHEREAS, IMS was admitted as member of the Company pursuant to the Amended LLC Agreement;

WHEREAS, the Parties desire to amend the Amended LLC Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Acknowledgment and Agreement. The Parties hereby acknowledge, confirm and agree that (i) Fulcrum did not cause the Company to deliver an Election Notice (as defined in the APA), (ii) the Medical Waste Election Assignment did not occur in accordance with Section 7.4 of the Amended LLC Agreement, and (iii) neither Fulcrum nor the Company has any obligation to any Person under Section 7.4 of the Amended LLC Agreement.

2. Amendments with Respect to Medical Waste. In consideration of the agreements of the Parties contained in Section 1 of this Second Amendment, the Parties further agree that the Amended LLC Agreement is hereby amended as follows:

a. Amendment to Definition of Initial Percentage Interest. The definition of “Initial Percentage Interest” in Section 2.1 of the Amended LLC Agreement is hereby amended and restated to read as follows:

“‘Initial Percentage Interest” of each Member means (i) in the case of IMS Nevada, 10%, and in the case of Fulcrum, 90%.”

b. Deletion of Medical Waste Concepts. The terms “Medical Waste Election Assignment” and “Medical Waste Processing Agreement” in Section 2.1 of the Amended LLC Agreement are hereby deleted from the Amended LLC Agreement in their entirety and shall be of no further force or effect. Section 7.4 of the Amended LLC Agreement is hereby deleted in its entirety and shall be of no further force or effect.

3. Location of Project. The definition of “Project” in Section 2.1 of the Amended LLC Agreement is hereby amended by replacing the phrase “580 East Sydney Drive, McCarren, Nevada 89434” with the phrase “3501 Peru Drive, McCarren, Nevada 89434, or such replacement street address that may be applicable from time to time.”

4. Amendment to IMS Nevada’s Purchase Right. Section 9.11 of the Amended LLC Agreement is hereby amended by replacing the reference to “January 1, 2009” with “December 31, 2009.”

5. Capital Contributions. The Parties acknowledge and agree that all payments (including by offset, credit, or otherwise) made prior to, on or after the date hereof, by or on behalf of, or for the account of, Fulcrum BioEnergy, Inc. or its Affiliates to InEnTec LLC in respect of the InEnTec LLC Purchase Order Contract and License for G500 PEM System (Purchase Order No. 1), between InEnTec LLC and the Company, shall be treated for all purposes as a cash Capital Contribution by Fulcrum to the Company under Section 3.2(a) and a payment from the Company to InEnTec LLC under such Purchase Order No. 1.

6. Benefit of Agreement. This Second Amendment is solely for the benefit of the signatories hereto (and their respective successors and assigns), and no other Person shall have any rights under, or because of the existence of, this Second Amendment.

7. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

8. Captions. The headings of the several sections and subsections of this Second Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Second Amendment.

9. Reference to the Amended LLC Agreement. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this Second Amendment may refer to the Amended LLC Agreement without making specific reference to this Second Amendment, but all such references shall be deemed to include this Second Amendment, unless the context shall otherwise require.

10. Effectiveness of the Amended LLC Agreement. Except as expressly provided herein, nothing in this Second Amendment shall be deemed to waive or modify any of the provisions of the Amended LLC Agreement, and the Parties hereby ratify and confirm the provisions of the Amended LLC Agreement, as amended in Sections 2 through 4, above. In the event of any conflict between the Amended LLC Agreement and this Second Amendment, this Second Amendment shall prevail.

11. Entire Agreement. This Second Amendment sets forth the entire understanding of the Parties in connection with the subject matter hereof. There are no agreements between the Parties relating to the Amended LLC Agreement other than those set forth in writing and signed by the Parties. Neither Party hereto has relied on any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Second Amendment.

12. Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument. Any counterpart may be delivered by facsimile transmission or by electronic communication in portable document formation (.pdf), and the Parties agree that their electronically transmitted signatures on this Second Amendment shall have the same effect as manually transmitted signatures.

[Remainder of Page Intentionally Left Blank; Signatures to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their duly authorized officers as of the day and year first above written.

Fulcrum Sierra Holdings, LLC,
as Manager and a Member

By:	/s/ E. James Macias
Name: E. James Macias
Title: President

IMS Nevada LLC, as a Member

By:	/s/ David Allworth
Name: David Allworth
Title: Manager

SIGNATURE PAGE TO SECOND AMENDMENT TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FULCRUM SIERRA BIOFUELS, LLC